Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011, relating to the consolidated financial statements of Rotech Healthcare Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Rotech Healthcare Inc. and subsidiaries for the year ended December 31, 2010, and to the reference to us under the headings “Experts” and “Summary Historical and Consolidated Financial Data” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida

May 20, 2011